Exhibit 99.1

Cemtrex Postpones Reverse Split to January 25th, 2023

Brooklyn, NY - January 23, 2023 - Cemtrex Inc. (NASDAQ: CETX, CETXP), an advanced security technology and industrial services company, today announced that the planned split of its outstanding common stock that was to be effective on January 23, 2023 has been postponed until January 25th 2023.

The reverse stock split is primarily intended to bring the Company into compliance with the minimum average closing share price requirement for maintaining its listing on the Nasdaq Capital Market. The Company’s common stock will continue to trade under the symbol “CETX”. Upon the effectiveness of the reverse stock split, every thirty five shares of issued and outstanding common stock will be combined into one issued and outstanding share of common stock, with no change in par value per share. The Company’s common stock will open for trading on Nasdaq on January 25, 2023 on a post-split basis trade under a new CUSIP Number, 15130G 709.

The reverse stock split will reduce the number of shares of the Company’s outstanding common stock from approximately 27,778,856 shares to approximately 793,682 shares. No fractional shares will be issued as a result of the reverse stock split. Any fractional shares that would result from the reverse stock split will be rounded up to the nearest whole share.

The reverse stock split will affect all issued and outstanding shares of the Company’s common shares, as well as the number of shares of common shares available for issuance under the Company’s stock options. In addition, the reverse stock split will reduce the number of shares of common shares issuable upon the exercise of stock options outstanding immediately prior to the reverse split and correspondingly increase the respective exercise prices. The reverse stock split will affect all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s equity, except to the extent that the reverse stock split results in some shareholders experiencing an adjustment of a fractional share as described above.

Shareholders holding share certificates will receive information from Clear Trust, LLC the Company’s transfer agent, regarding the process for exchanging their shares of common stock. Shareholders with questions may contact our transfer agent by calling 813-235-4490.

About Cemtrex

Cemtrex Inc. (CETX) is a company that owns two operating subsidiaries: Vicon Industries Inc and Advanced Industrial Services Inc.

Vicon Industries, a subsidiary of Cemtrex Inc., is a global leader in advanced security and surveillance technology to safeguard businesses, schools, municipalities, hospitals and cities. Since 1967, Vicon delivers mission-critical security surveillance systems, specializing in engineering complete security solutions that simplify deployment, operation and ongoing maintenance. Vicon provides security solutions for some of the largest municipalities and businesses in the U.S. and around the world, offering a wide range of cutting-edge and compliant security technologies, from AI-driven video analytics to fully integrated access control solutions. For more information visit www.vicon-security.com

AIS – Advanced Industrial Services, a subsidiary of Cemtrex, Inc., is a premier provider of industrial contracting services including millwrighting, rigging, piping, electrical, welding. AIS Installs high precision equipment in a wide variety of industrial markets including automotive, printing & graphics, industrial automation, packaging, and chemicals. AIS owns and operates a modern fleet of custom designed specialty equipment to assure safe and quick installation of your production equipment. Our talented staff participates in recurring instructional training, provided to ensure that the most current industry methods are being utilized to provide an efficient and safe working environment. For more information visit www.ais-york.com

For more information visit www.cemtrex.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the closing of the offering, gross proceeds from the offering, our new product offerings, expected use of proceeds, or any proposed fundraising activities. These forward-looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward looking statements. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. These risks and uncertainties are discussed under the heading “Risk Factors” contained in our Form 10-K filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

Investor Relations

Chris Tyson

Executive Vice President – MZ North America

Direct: 949-491-8235

CETX@mzgroup.us

www.mzgroup.us